SERVICES AGREEMENT

by and between

THOMAS EQUIPMENT, INC.

and

CARLETON INTERNATIONAL, INC.

Effective as of May 28, 2008

TABLE OF CONTENTS

1.	Definitions		1

2.	Transition Service Schedules		3

	2.1	Schedules	3

	2.2	Descriptions in Schedules	4

3.	Services		4

	3.1	Services Generally	4

	3.2	Service Boundaries	4

	3.3	Impracticability	4

	3.4	Additional Resources	4

	3.5	Additional Services	4

	3.6	Obligations As To Additional Services	5

4.	Term		5

5.	Compensation		5

	5.1	Charges For Services	5

	5.2	Payment Terms	6

	5.3	Performance Under Ancillary Agreements	6

	5.4	Error Correction; True-Ups; Accounting	6

6.	General Obligations; Standard Of Care		6

	6.1	Performance Metrics	6

	6.2	Disclaimer Of Warranties	6

	6.3	Transitional Nature Of Services; Changes	7

	6.4	Responsibility For Errors; Delays	7

	6.5	Good Faith Cooperation; Consents	7

	6.6	Alternatives	7

7.	Termination		7

	7.1	Termination	7

	7.2	Survival	8

	7.3	User Ids, Passwords	8

8.	Relationship Between The Parties		8

9.	Subcontractors		8

10.	Intellectual Property		8

-i-

TABLE OF CONTENTS
(continued)

	10.1	Allocation Of Rights By Ancillary Agreements	8

	10.2	Existing Ownership Rights Unaffected	9

11.	Infringement Defense		9

12.	Confidentiality And Non-Use Obligations		9

13.	Limitation Of Liability		9

14.	Force Majeure		9

15.	Dispute Resolution		10

	15.1	Mediation	10

	15.2	Arbitration	10

	15.3	Court Action	10

	15.4	Continuity of Service and Performance	11

16.	Miscellaneous		11

	16.1	Entire Agreement	11

	16.2	Governing Law	11

	16.3	Descriptive Headings	11

	16.4	Notices	11

	16.5	Nonassignability	12

	16.6	Severability	12

	16.7	Failure Or Indulgence Not Waiver; Remedies Cumulative	12

	16.8	Amendment	13

-ii-

SERVICES AGREEMENT

This Services Agreement ("Agreement") is made as of May 28, 2008, by and between Thomas Equipment, Inc., a corporation organized under the laws of New Brunswick ("THOMAS"), and Carleton International, Inc., a corporation organized under the laws of New Brunswick ("Carleton"). THOMAS and Carleton are referred to collectively in this Agreement as the "Parties" and individually as a “Party”.

Preliminary Statements

A. THOMAS currently manufactures proprietary skid steer loaders, agricultural equipment, and screeners.

B. THOMAS and Carleton have entered into an agreement (the “Purchase Agreement”) providing for the purchase by Carleton of certain assets (the “Assets”) related to: (i) THOMAS’ agricultural equipment and screener product lines (the “Lines”); (ii) the assets used in the production of the Lines and THOMAS’ skid steer loaders ; and (iii) certain other assets located at the THOMAS plant located in Centerville, New Brunswick where the manufacturing assets referred to in (ii) above are currently located (the “Facility”) and at dealer locations. Thomas and Carleton have entered into or will enter into an OEM Agreement (the “OEM Agreement”) under which Carleton may utilize the Assets to manufacture skid steer loaders for THOMAS.

C.  THOMAS and Carleton intend that, after the execution of the Purchase Agreement, Carleton shall take over the manufacturing operations (the “Operations”) at the Facility, while THOMAS shall maintain continuing sales and administrative activities at that location.

D. The Parties intend in this Agreement, including the Exhibits and Schedules attached to this Agreement, to set forth the principal arrangements between them regarding certain transitional services to be rendered in connection with the continued operation of the separate businesses at the Facility.

Agreement

The Parties, intending to be legally bound, agree as follows:

1. Definitions.

"AAA" has the meaning provided in Section 16.2.

"Additional Services" has the meaning provided in Section 3.5.

"Agreement" has the meaning provided in the introductory paragraph to this Agreement.

“Ancillary Agreement” shall mean any other agreement between the Parties.

“Assets” has the meaning provided in the Preliminary Statements.

“Carleton Services” shall have the meaning set forth in Section 2.1.

"Claim" has the meaning provided in Article 12.

"Confidential Information" means business information, technical data, know-how and other information which is not otherwise in the public domain and of which the owner actively undertakes to restrict or control the disclosure to third parties in a manner reasonably intended to maintain its confidentiality, and which (i) the Disclosing Party disclosed to the Receiving Party or the Receiving Party had access to on or before the Effective Date of the Purchase Agreement, (ii) is the subject of any Ancillary Agreement and known to or in the possession of the Receiving Party as of the Effective Date or (iii) is disclosed to the Receiving Party pursuant to any Ancillary Agreement during the term of such Ancillary Agreement. Confidential Information may include information relating to, by way of example, research, products, services, customers, markets, software, developments, inventions, processes, designs, drawings, engineering, marketing or finances, and may be in writing, disclosed orally or learned by inspection of computer programming code, equipment or facilities. Confidential Information of Third Parties that is known to, in the possession of or acquired by a Receiving Party pursuant to a relationship with the Disclosing Party shall be deemed the Disclosing Party's Confidential Information for purposes herein.

Notwithstanding anything in this Agreement to the contrary, Confidential Information shall exclude information that: (i) was in the Receiving Party's possession before receipt from the Disclosing Party and obtained from a source other than the Disclosing Party and other than through the prior relationship of the Disclosing Party and the Receiving Party before the Effective Date of the Purchase Agreement; (ii) is or becomes a matter of public knowledge through no fault of the Receiving Party; (iii) is rightfully received by the Receiving Party from a Third Party without a duty of confidentiality; (iv) is disclosed by the Disclosing Party to a Third Party without a duty of confidentiality on the Third Party; (v) is independently developed by the Receiving Party; or (vi) is disclosed by the Receiving Party with the Disclosing Party's prior written approval

"Dispute" has the meaning provided in Section 16.1.

"Dispute Resolution Commencement Date" has the meaning provided in Section 16.1.

"Disclosing Party" means the Party owning or disclosing the relevant Confidential Information.

"Expiration Date" has the meaning provided in Section 4.

“Facility” has the meaning provided in the Preliminary Statements.

Thomas/Carleton Services Agreement

"Force Majeure" has the meaning provided in Article 15.

"Impracticable" shall have the meaning set forth in Section 3.3.

“OEM Agreement” has the meaning provided in the Preliminary Statements

“Operations” has the meaning provided in the Preliminary Statements.

"Party or Parties" has the meaning provided in the introductory paragraph to this Agreement.

“Purchase Agreement” has the meaning provided in the Preliminary Statements.

"Receiving Party" means the non-owning Party or recipient of the relevant Confidential Information.

"Service(s)" has the meaning provided in Section 3.1.

"Subcontractor" has the meaning provided in Article 9.

"Subsidiary" of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person. For purposes of this Agreement, Carleton shall be deemed not to be a subsidiary of THOMAS.

"Third Party" means a Person other than THOMAS and its affiliates and Carleton.

"THOMAS" has the meaning provided in the introductory paragraph to this Agreement.

“Thomas Services” shall have the meaning set forth in Section 2.1.

2. Transition Service Schedules.

2.1 Schedules. This Agreement will govern individual transitional services as requested by Carleton and provided by THOMAS (the “Thomas Services”), or the individual transitional services as requested by THOMAS and provided by Carleton (the “Carleton Services”), the details of which are set forth in the Transition Service Schedules attached to this Agreement. Each Service shall be covered by this Agreement upon execution of a transition service schedule in the form attached hereto (each transition service schedule, a "Transition Service Schedule").

Thomas/Carleton Services Agreement

2.2 Descriptions in Schedules. For each Service, the Parties shall describe in a Transition Service Schedule, among other things, the time period during which the Service will be provided if different from the term of this Agreement determined pursuant to Article 4, a summary of the Service to be provided; a description of the Service; and the charge, if any, for the Service and any other terms applicable thereto on the Transition Service Schedule. Obligations regarding each Transition Service Schedule shall be effective upon execution of this Agreement. All the Transition Service Schedules shall be deemed incorporated in this Agreement wherever reference to such a schedule is made.

3. Services.

3.1 Services Generally. Except as otherwise provided herein, for the term determined pursuant to Article 4 hereof, either Party shall provide or cause to be provided to the other Party the service(s) described in the Transition Service Schedule(s) attached hereto. The service(s) described on a single Transition Service Schedule shall be referred to herein as a "Service." Collectively, the services described on all the Transition Service Schedules (including Additional Services) shall be referred to in this Agreement as "Services."

3.2 Service Boundaries. Except as provided in a Transition Service Schedule for a specific Service, the Parties shall be required to provide the Services only to the extent and only at the locations and substantially in the manner as business was conducted prior to the Effective Date of the Purchase Agreement

3.3 Impracticability. Neither Party shall be required to provide any Service to the extent the performance of such Service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of such Party including unfeasible technological requirements, or to the extent the performance of such Services would require either Party to violate any applicable laws, rules or regulations.

3.4 Additional Resources. Except as provided in a Transition Service Schedule for a specific Service, in providing the Services, neither Party shall be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; or (iii) purchase, lease or license any additional equipment or software. Further, THOMAS shall not be obligated to pay any costs related to the transfer or conversion of THOMAS’ data to Carleton or any alternate supplier of Services.

3.5 Additional Services. From time to time after the Effective Date, the Parties may identify additional services that one Party will provide to the other Party in accordance with the terms of this Agreement (the "Additional Services"). Accordingly, the Parties shall execute additional Transition Service Schedules for such Additional Services pursuant to Article 2. Except as set forth in Section 3.6, the Parties may agree in writing for the provision of Additional Services during the term of this Agreement.

Thomas/Carleton Services Agreement

3.6 Obligations as To Additional Services. Except as set forth in the next sentence, each Party shall be obligated to perform, at a charge determined using the principles for determining fees under Section 5.1, any Additional Service that: (a) was provided by THOMAS in support of the Operations immediately prior to the effective date of the Purchase Agreement and that Carleton reasonably believes was inadvertently or unintentionally omitted from the list of Services, or (b) is essential to effectuate an orderly transition of THOMAS’ continuing sales and administrative operations at the Facility, unless such performance would, in either case, significantly disrupt the performing Party’s operations or materially increase the scope of its responsibility under this Agreement. If either Party reasonably believes the performance of Additional Services required under subparagraphs (a) or (b) would significantly disrupt its operations or materially increase the scope of its responsibility under this Agreement, the Parties shall negotiate in good faith to establish terms under which such Additional Services can be provided, but neither Party shall be obligated to provide such Additional Services if, following good faith negotiation, the Parties are unable to reach agreement on such terms.

4. Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect until one year after the Effective Date (the "Expiration Date"), unless earlier terminated under Article 7. This Agreement may be extended by the Parties in writing, either in whole or with respect to one or more of the Services; provided, however, that such extension shall only apply to the Services for which the Agreement was extended. The Parties shall be deemed to have extended this Agreement with respect to a specific Service if the Transition Service Schedule for such Service specifies a completion date beyond the aforementioned Expiration Date. The Parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Transition Service Schedule for that Service. Services shall be provided up to and including the date set forth in the applicable Transition Service Schedule, subject to earlier termination as provided herein.

5. Compensation.

5.1 Charges for Services. Carleton shall pay THOMAS the estimated charges, if any, set forth on the Transition Service Schedules for each of the Thomas Services listed therein and THOMAS shall pay Carleton the estimated charges, if any, set forth on the Transition Service Schedules for each of the Carleton Services in each case as adjusted, from time to time, in accordance with the processes and procedures established under Section 5.4 and Section 5.5 hereof. Such charges shall include the direct costs, as determined using the process described in such Transition Service Schedule, and indirect costs of providing the Services (deemed to be 10% of the direct costs), unless specifically indicated otherwise on a Transition Service Schedule. However, if the term of this Agreement is extended beyond the Expiration Date as provided in Article 4, the costs of Carleton Services and Thomas Services shall be increased by 5% annually unless the Transition Service Schedule for such Service indicates it is to extend beyond the Expiration Date. The Parties also intend for charges to be easy to administer and justify and, therefore, they hereby acknowledge it may be counterproductive to try to recover every cost, charge or expense, particularly those that are insignificant or de minimus. The Parties shall use good faith efforts to discuss any situation in which the actual cost for a particular Service is reasonably expected to exceed the estimated charge, if any, set forth on a Transition Service Schedule for such Service; provided, however, that the incurrence of charges in excess of any such charges on such Transition Service Schedule shall not justify stopping or delaying unreasonably the provision of, or payment for, Services under this Agreement.

Thomas/Carleton Services Agreement

5.2 Payment Terms. Each Party shall bill the other monthly for all charges pursuant to this Agreement within 15 days following the end of a calendar month. Such bills shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. For any given month: (a) if the charges for the Carleton Services exceed the charges for the Thomas Services, then THOMAS shall pay Carleton the positive difference between the charges for Carleton Services and the charges for Thomas Services provided hereunder within 15 days after receipt of Carleton’s invoice, or (b) if the charges for the Thomas Services exceed the charges for the Carleton Services, then Carleton shall pay THOMAS the positive difference between the charges for Thomas Services and the charges for Carleton Services provided hereunder within 15 days after receipt THOMAS’ invoice. Late payments by either Party shall bear interest at the lesser of 18% per annum or the maximum rate allowed by law.

5.3 Performance Under Ancillary Agreements. Notwithstanding anything to the contrary contained in this Agreement, neither Party shall be charged under this Agreement for any obligations that are specifically required to be performed under the Purchase Agreement, the OEM Agreement or any other Ancillary Agreement, and any such other obligations shall be performed and charged for (if applicable) in accordance with the terms such other Ancillary Agreement.

5.4 Error Correction; True-Ups; Accounting. The Parties shall reasonably agree on a process and procedure for conducting internal audits and making adjustments to charges as a result of the movement of employees and functions between Parties, the discovery of errors or omissions in charges, as well as a true-up of amounts owed. In no event shall such processes and procedures extend beyond two years after completion of a Service.

6. General Obligations; Standard of Care.

6.1 Performance Metrics . Subject to Sections 3.4 and any other terms and conditions of this Agreement, both Parties shall maintain sufficient resources to perform their obligations hereunder. Specific performance metrics for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, the Parties shall use reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect before the Effective Date of the Purchase Agreement and shall exercise the same care and skill as they exercise in performing similar services for themselves.

6.2 Disclaimer of Warranties. NEITHER THOMAS NOR CARLETON MAKES ANY WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

Thomas/Carleton Services Agreement

6.3 Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and that either Party may make changes from time to time in the manner of performing the Services if such party is making similar changes in performing similar services for itself and furnishes 60 days written notice to the other Party regarding such changes.

6.4 Responsibility for Errors; Delays. Each Party’s sole responsibility to the other Party:

(a) for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to the other Party; provided, each party must promptly advise the other of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 6.1; and

(b) for failure to deliver any Service because of Impracticability, shall be to use reasonable efforts, subject to Section 3.3, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

6.5 Good Faith Cooperation; Consents. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all Third Party consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder (including by way of example, not by way of limitation, rights to use Third Party software needed for the performance of Services). The costs of obtaining such Third Party consents, licenses, sublicenses or approvals shall be borne by the Party receiving the Services in each case. The Parties will maintain in accordance with their standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Transition Service Schedules (if any) and cooperate with each other in making such information available as needed in the event of a tax audit, whether in Canada or any other country.

6.6 Alternatives. If either Party reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 6.6 or because of Impracticability, the Parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the Parties, either Party shall use reasonable efforts, subject to Section 3.3 and Section 3.4, to continue providing the Service. To the extent an agreed upon alternative approach requires payment above and beyond that which is included in the performing Party’s charge for the Service in question, the Parties shall share equally in making any such payment unless they otherwise agree in writing.

7. Termination.

7.1 Termination. Carleton may terminate this Agreement, either with respect to all or with respect to any one or more of the Thomas Services provided hereunder, for any reason or for no reason, at any time upon 60 days prior written notice to THOMAS. THOMAS may terminate this Agreement, either with respect to all or with respect to any one or more of the Carleton Services provided hereunder, for any reason or for no reason, at any time upon 60 days prior written notice to Carleton. In addition, subject to the provisions of Article 16 below, either Party may terminate this Agreement with respect to a specific Service if the other Party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within 60 days after being given notice of the breach; provided, however, that the non-terminating Party may request that the Parties engage in a dispute resolution negotiation as specified in Article 16 below prior to termination for breach.

Thomas/Carleton Services Agreement

7.2 Survival. Those Sections of this Agreement that, by their nature, are intended to survive termination will survive in accordance with their terms. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

7.3 User Ids, Passwords. The Parties shall use good faith efforts at the termination or expiration of this Agreement or any specific Service hereto to ensure that all applicable user IDs and passwords, if any, are canceled.

8. Relationship Between the Parties. The relationship between the Parties established under this Agreement is that of independent contractors and neither Party is an employee, agent, partner, or joint venturer of or with the other. Each party will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its personnel’s' performance of Services under this Agreement. Each party agrees to grant the other Party’s personnel access to sites, systems and information (subject to the provisions of confidentiality in Article 13 below) as necessary to perform their obligations hereunder. Each Party’s personnel agree to obey any and all security regulations and other published policies of the other Party.

9. Subcontractors. Either Party may engage a "Subcontractor" to perform all or any portion of its duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Article 13 regarding confidentiality below, and provided further that such Party remains responsible for the performance of such Subcontractor. As used in this Agreement, "Subcontractor" will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

10. Intellectual Property.

10.1 Allocation of Rights by Ancillary Agreements. This Agreement and the performance of this Agreement will not affect the ownership of any copyrights or other intellectual property rights allocated in the Ancillary Agreements.

Thomas/Carleton Services Agreement

10.2 Existing Ownership Rights Unaffected. Neither Party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

11. Infringement Defense. Notwithstanding anything to the contrary in Article 13 below, to the extent THOMAS delivers or licenses any intellectual property to Carleton after the Effective Date in performance of this Agreement, THOMAS agrees to defend Carleton and its directors, officers, employees and agents against any and all claims, actions or suits (any of the foregoing, a "Claim") incurred by or asserted against Carleton based upon infringement of a Third Party patent or other intellectual property right. Carleton agrees to notify THOMAS promptly of any Claim and permit THOMAS at THOMAS's expense to defend such Claim and will cooperate in the defense thereof. THOMAS agrees to pay any awards or settlement amounts arising from a Claim. Neither THOMAS nor Carleton will enter into or permit any settlement of any such Claim without the express written consent of the other Party. Carleton may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of THOMAS and will cooperate with THOMAS and its insurer in the disposition of any such matter.

12. Confidentiality and Non-Use Obligations. During the term of this agreement and for a period of 3 years thereafter, the each Party shall (i) protect the Confidential Information of the other Party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as Receiving Party uses to protect its own confidential information of a like nature, (ii) not use such Confidential Information in violation of any use restriction, and (iii) not disclose such Confidential Information to any Third Party, except as expressly permitted under this Agreement, in the Transaction Agreements or in any other agreements entered into between the Parties in writing, without prior written consent of the other Party.

13. Limitation of Liability. Neither Party will be liable to the other for any lost profits, loss of data, loss of use, cost of cover, business interruption or other special, incidental, indirect, punitive or consequential damages, however caused, under any theory of liability, arising from the performance of, or relating to, this agreement. The foregoing limitation will not limit THOMAS's obligations with respect to payment of damages of any kind included in an award or settlement of a Third Party claim under any indemnity or infringement defense provisions specified herein.

14. Force Majeure. Each Party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of either Party to make certain payments to the other Party pursuant to Article 5 hereof for services rendered, if such failure or delay is caused by Force Majeure. "Force Majeure" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the Party relying upon such circumstance or event.

Thomas/Carleton Services Agreement

15. Dispute Resolution.

15.1 Mediation. If a dispute, controversy or claim ("Dispute") arises between the Parties relating to the interpretation or performance of this Agreement or the Ancillary Agreements, or the grounds for the termination hereof, appropriate senior executives of each Party who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives shall be referred to herein as the "Dispute Resolution Commencement Date." Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible. If the senior executives are unable to resolve the Dispute within 30 days from the Dispute Resolution Commencement Date, and either Party wishes to pursue its rights relating to such Dispute, then the Dispute will be mediated by a mutually acceptable mediator appointed pursuant to the mediation rules of New York within 30 days after written notice by one Party to the other demanding non-binding mediation. Neither Party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. Both Parties will share the costs of the mediation equally, except that each Party shall bear its own costs and expenses, including attorney's fees, witness fees, travel expenses, and preparation costs. The Parties may also agree to replace mediation with some other form of non-binding or binding ADR [need to define this acronym].

15.2 Arbitration. Any Dispute which the Parties cannot resolve through mediation within 90 days of the Dispute Resolution Commencement Date, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"), by three arbitrators in New York City, New York. Such arbitrators shall be selected by the mutual agreement of the Parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within 30 days of the completion of the arbitration. The prevailing Party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either Party.

15.3 Court Action. Any Dispute regarding the following is not required to be negotiated, mediated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the Parties or to others. However, the Parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such court action is pending.

Thomas/Carleton Services Agreement

15.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article 16 with respect to all matters not subject to such dispute, controversy or claim.

16. Miscellaneous.

16.1 Entire Agreement. This Agreement and the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

16.2 Governing Law. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the Province of New Brunswick, excluding its conflict of law rules.

16.3 Descriptive Headings. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

16.4 Notices. Notices, offers, requests, or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:

If to THOMAS:

Thomas Equipment, Inc.

_________________________
Attention: ________________
Fax: (_____) ______________

With a copy to:

Osiris Corporation
14705 California St, Suite #5
Omaha, NE 68154 USA
Attention: Greg Duman, CFO
Fax: (402) 934-2021

Thomas/Carleton Services Agreement

If to Carleton:

Carleton International, Inc.
____________________
____________________
Attention: Michael Luther, CEO
Fax: (_____) ______________

or to such other address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery or recognized overnight courier. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or five days from the date of postmark.

16.5 Nonassignability. Except as specifically permitted under Article 10 above, neither Party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other Party’s prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other Party. Notwithstanding the foregoing, each Party (or it’s permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such Party. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

16.6 Severability. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

16.7 Failure or Indulgence Not Waiver; Remedies Cumulative. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Thomas/Carleton Services Agreement

16.8 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties to such agreement.

The Parties have executed and delivered this Agreement as of the date set forth in the first sentence of this Agreement.

THOMAS EQUIPMENT, INC.

By:	/s/ PETTER M. ETHOLM
Name: Petter M. Etholm
Title: CEO

CARLETON INTERNATIONAL, INC.

By:	/s/ MICHAEL S. LUTHER
Name: Michael Luther
Title:EVP

Thomas/Carleton Services Agreement

TRANSITION SERVICE SCHEDULES

The following Transition Service Schedules are made part of this Agreement:

THOMAS SCHEDULES

SERVICES SCHEDULE T-1
Finance, Administration and IT Services
SERVICES SCHEDULE T-2
Engineering Services
SERVICES SCHEDULE T-3
Management Services
SERVICES SCHEDULE T-4
Customer Support and Order Processing Services
SERVICES SCHEDULE T-5
Computer and Workstation Usage
SERVICES SCHEDULE T-6
Office Equipment and Supplies

CARLETON SCHEDULES

SERVICES SCHEDULE C-1
Internet and Communications Services

SERVICES SCHEDULE T-1
Finance, Administration and IT Services

Description of Service:	Finance, Administration and IT Services

Service Provider:	THOMAS

Key Elements:	General ledger processing and account reconciliations;

Preparation of monthly internal financial statements;

Invoice preparation and cash posting for customer accounts;

Monitoring of customer credit and collections;

Invoice processing and check preparation for vendor transactions;

Payroll Administration (including governmental and regulatory reporting);

Human Resources administration (including employee additions, deletions and changes; pay rate changes; benefit plan administration; and related regulatory filings);

Maintenance and programming services related to software applications utilized in the provision of these Services, and

General business administration (including premises management, coordination and administration of business insurance policies and plans, credit administration and new customer qualification, and regulatory filings related to business operations and qualifications).

Specific Exclusions:	The Estimated Fees detailed below for the Thomas Services described on this schedule specifically exclude any and all of the following, which will be borne directly by Carleton:

Third Party software license fees or similar charges assessable due to the provision of these Services;

Thomas/Carleton Services Agreement

SERVICES SCHEDULE T-1

Fees assessed by any Third Party (other than contractors of THOMAS included in the Estimated Fees detailed in this Schedule) for professional services rendered with respect to any Carleton activity or regulatory filing, including all legal fees, professional service fees charges by outside accountants;

Commissions to any Third Party due with respect to any activity undertaken on Carleton’s behalf; and

Any other charge, fee or expense of any description levied by a Third party as the proximate result of the provision of the services outlined in this schedule.

Activities Not
Undertaken:	THOMAS shall not be responsible under this Schedule to perform any of the following activities:

Determination of amounts to be paid to any Third Party or the dates of such payments. Carleton has sole responsibility for these decisions and the communication of them to THOMAS in an agreed-upon manner to facilitate check preparation;

Authorization of any pay changes or additions to Carleton’s payroll. Such changes shall be approved in writing by an authorized representative of Carleton prior to processing;

Ordering any goods or services on Carleton’s behalf or for their account;

Handling of any customer payments. Carleton shall make arrangements for the segregation of all incoming cash and customer payments in any form and provide sufficient details of them to THOMAS to facilitate the related processing and accounting processes; or

Acting as an authorized representative of Carleton in any capacity.

Thomas/Carleton Services Agreement

SERVICES SCHEDULE T-1

Estimated Fees:

EMPLOYEE			MONTHLY			Carleton	Direct	Indirect	ESTIMATED
NUMBER	EMPLOYEE NAME	DEPT	SALARY	Levies	Total	Allocation	Cost	Cost	FEES
105237	HODGSON, DAVID	FINANCE/ADMIN	8,667	1,733	10,400	50%	5,200	520	5,720
Contract	PAGET, JIM	FINANCE/ADMIN	7,583		7,583	90%	6,825	683	7,508
Contract	BISSETTE, CHRIS	FINANCE/ADMIN	6,500		6,500	50%	3,250	325	3,575
Contract	DAVENPORT, PAULA	FINANCE/ADMIN	3,125		3,125	25%	781	78	859
15050	MONTEITH, ROXANNE	FINANCE/ADMIN	2,847	569	3,417	75%	2,562	256	2,819
973	HUNTER, SUSAN	FINANCE/ADMIN	2,833	567	3,400	80%	2,720	272	2,992
105225	KINNEY, CYNTHIA	FINANCE/ADMIN	2,500	500	3,000	10%	300	30	330
10061747	ROSS, NATALIE	FINANCE/ADMIN	1,917	383	2,300	10%	230	23	253
13230	DEMERCHANT, PAUL	IT	6,250	1,250	7,500	75%	5,625	563	6,188
19730	WASSON, DARRIN	PURCHASING	3,400	680	4,080	0%	-	-	-
105259	DEMERCHANT, RHONDA	PURCHASING	2,917	583	3,500	0%	-	-	-
						Total Estimated Fees			30,243

Note:
The Parties agree that the percentage allocations above shall be reviewed and adjusted, if necessary, as of October 1, 2008. Staff additions, deletions and salary changes for personnel providing Services under this schedule shall be reflected currently and prospectively as further adjustments to the Estimate Fees.

Thomas/Carleton Services Agreement

SERVICES SCHEDULE T-2
Engineering Services

Description of Service:	Engineering Services

Service Provider:	THOMAS

Key Elements:
Engineering and design-related services performed with respect to the manufacture of skid steers and other equipment by Carleton to the extent such services are not required to be provided under the terms of an Ancillary Agreement.

Specific Exclusions:	None

Estimated Fees:	Fees for Services provided under this Schedule B will be based on the hourly rates for THOMAS employees as set forth below:

Brian Barton	C$ 120 per hour
Barry Blaney	C$ 60 per hour
Tony Pelkey	C$ 50 per hour
Edward Gascoigne	C$ 40 per hour

Note:
The Parties agree that staff additions, deletions and salary changes for personnel providing Services under this schedule shall be reflected currently and prospectively as further adjustments to the Estimated Fees.

Thomas/Carleton Services Agreement

SERVICES SCHEDULE T-3
Management Services

Description of Service:	Management Services

Service Provider:	THOMAS

Key Elements:
Executive, financial and administrative services provided by representatives of THOMAS and / or its affiliated companies not required to be provided under the terms of this Agreement or an Ancillary agreement.

Specific Exclusions:	None

Estimated Fees:	Fees for Services provided under this Schedule B will be based on the hourly rates for THOMAS employees as set forth below:

Petter Etholm	C$ 250 per hour
Ilan Danielli	C$ 150 per hour
Greg Duman	C$ 150 per hour
Matt McKain	C$ 125 per hour
Gilbert Bedard	C$ 125 per hour
M.J. Clark	C$ 125 per hour
Mitch Murphy	C$ 90 per hour
Brian Giberson	C$ 90 per hour

Note:
The Parties agree that staff additions, deletions and salary changes for personnel providing Services under this schedule shall be reflected currently and prospectively as further adjustments to the Estimated Fees.

Thomas/Carleton Services Agreement

SERVICES SCHEDULE T-4
Customer Support and Order Processing Services

Description of Service:	Customer Support and Order Processing Services

Service Provider:	THOMAS

Key Elements:	Customer telephone support, order processing, sales administration, commission calculation and warranty administration.

Specific Exclusions:	None.

Estimated Fees:

EMPL.			MONTHLY			Carleton	Direct	Indirect	ESTIMATED
NUMBER	EMPLOYEE NAME	DEPT	SALARY	Levies	Total	Allocation	Cost	Cost	FEES
105141	DROST, TERESA	CUSTOMER SERVICE	3,167	633	3,800	10%	380	38	418
13760	FOSTER, JODY	CUSTOMER SERVICE	3,106	621	3,727	10%	373	37	410
10550	WAUGH, DANIELLE	CUSTOMER SERVICE	2,417	483	2,900	10%	290	29	319
105055	ORSER, SANDRA	CUSTOMER SERVICE	2,125	425	2,550	10%	255	26	281
105254	BUSHBY, SARA	CUSTOMER SERVICE	2,125	425	2,550	10%	255	26	281
105227	SWIM, SHARON	CUSTOMER SERVICE	2,000	400	2,400	10%	240	24	264
19091	TRECARTIN, PATRICIA	CUSTOMER SERVICE	1,917	383	2,300	10%	230	23	253
10375	BELL, DEBBIE	CUSTOMER SERVICE	1,833	367	2,200	10%	220	22	242
105008	CLARK, MARY JANE	SALES	5,850	1,170	7,020	10%	702	70	772
						Total Estimated Fees			3,239

Note:
The Parties agree that the percentage allocations above shall be reviewed and adjusted, if necessary, as of October 1, 2008. Staff additions, deletions and salary changes for personnel providing Services under this schedule shall be reflected currently and prospectively as further adjustments to the Estimate Fees.

Thomas/Carleton Services Agreement

SERVICES SCHEDULE T-5
Computer and Workstation Usage

Description of Service:	Computer and Workstation Usage

Service Provider:	THOMAS

Key Elements:	Provision of servers, workstations, application software (if any), operating system software and support.

Specific Exclusions:
The Estimated Fees detailed below for the Thomas Services described on this schedule specifically exclude Third Party software license fees or similar charges assessable due to the provision of these Services, which will be borne directly by Carleton.

Estimated Fees:	C$ 1,500 per month, based on a 50%, usage-based, allocation.

Note:
The parties agree that the Estimated Fees under this Schedule are subject to review and adjustment on or after October 1, 2008 based on actual costs and usage based on the number of users and workstations.

Thomas/Carleton Services Agreement

SERVICES SCHEDULE T-6
Office Equipment and Supplies

Description of Service:	Office Equipment and Supplies

Service Provider:	THOMAS

Key Elements:	Provision of duplication and printing equipment and office supplies.

Specific Exclusions:	None.

Estimated Fees:	C$ 200 per month, based on a 30%, usage-based, allocation.

Note:	The parties agree that the Estimated Fees under this Schedule are subject to review and adjustment on or after October 1, 2008 based on actual costs and usage.

Thomas/Carleton Services Agreement

SERVICES SCHEDULE C-1
Internet and Communications Services

Description of Service:	Internet and Communications Services

Service Provider:	Carleton

Key Elements:	Provision of telephone systems, communications hardware, computer and internet connectivity and technical support personnel for such systems and THOMAS’ network equipment and infrastructure.

Specific Exclusions:	Cell phone charges, which will be borne exclusively by THOMAS for THOMAS employees

Estimated Fees:	C$ 5,900 per month, based on a 70%, usage-based, allocation.

Note:	The parties agree that the Estimated Fees under this Schedule are subject to review and adjustment on or after October 1, 2008 based on actual costs and usage.

Thomas/Carleton Services Agreement